Exhibit 99.1
For Additional Information Contact:

International Speedway Corporation
Charles N. Talbert
(386) 681-4281

KB Marine Holdings LLC
Alan Marcus
The Marcus Group
(973) 890-9590
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION AND KB MARINE SIGN AGREEMENT
FOR SALE OF STATEN ISLAND PROPERTY
     DAYTONA BEACH, Fla. — November 12, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced that it entered into a definitive agreement (the “Agreement”) to sell its 676-acre parcel of property located in Staten Island, New York, to KB Marine Holdings LLC (“KB Marine”). The Agreement contemplates KB Marine’s purchase of 100 percent of the outstanding equity membership interests of 380 Development LLC (“380 Development”), a wholly owned indirect subsidiary of ISC and owner of the Staten Island property, for a total sales price of $80 million. The agreement also calls for the transaction to close no later than February 25, 2010; the closing would be subject to certain conditions.
     Upon execution of the Agreement, ISC received a $1 million initial payment, which is non-refundable subject to limited conditions of ISC performance. KB Marine has the opportunity to receive a $5 million credit to the sales price if the closing date occurs on or before December 31, 2009.
     “We are very pleased to announce the execution of this agreement as it has been our intention to find a buyer interested in redeveloping this site to its highest and best use, which would be for port-related and logistic activities,” said Brian K. Wilson, ISC’s Vice President of Corporate Development. “KB Marine plans to do exactly that, which will benefit economic development and job creation in Staten Island, New York City and the region as a whole. We look forward to KB Marine completing its due diligence process, securing the required equity commitments to acquire the property and closing the transaction in the next few months.”

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ISC SIGNS AGREEMENT FOR SALE OF STATEN ISLAND PROPERTY	PAGE 2
     The Company expects the proceeds from the sale, net of applicable broker commissions and other closing costs to be consistent with its current carrying value, resulting in an immaterial gain or loss on the transaction upon closing. From a tax perspective, ISC expects to realize a current cash tax benefit of approximately $39 million to $42 million in fiscal 2010 as a result of the impairments previously taken to reduce the carrying value to its estimated fair value. The Company recognized impairments of approximately $85 million in its fiscal 2006 fourth quarter results related to the Company’s decision to discontinue its speedway development efforts on Staten Island, and approximately $13 million in its fiscal 2009 third quarter results to adjust its then current carrying value of its property to fair market value. Total net proceeds including the tax benefit will provide the Company approximately $110 million to $115 million in incremental cash flow.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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